268102ii

This document is a free translation of the Brazilian judicial administrator’s report referred to December, 2017 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on February 15, 2018. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

YOUR Honor Dr. JUDGE OF 7th BUSINESS COURT OF THE DISTRICT COURT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Proceeding no. 0203711-65.2016.8.19.0001

Court Supervised Reorganization of Oi S.A. And others

The TRUSTEE (Escritório de Advocacia Arnoldo Wald) appointed in the Court-supervised reorganization of Oi S.A. and others comes respectfully to request to Your Honor to determine to be attached to the records the Monthly Report of Activities ("RMA") regarding December 2017.

Rio de Janeiro, February 15, 2018

______________________________

Trustee

Escritório de Advocacia Arnoldo Wald

268102

MONTHLY
REPORT OF
ACTIVITIES

RMA

15. February 2018

EXECUTIVE:

REPORT

1 Introduction	03
2 Organizational Chart of Oi Group / Debtors	05
3 Relevant Facts & published Notices to the Market	09
4 Financial Information (Consolidated of Debtors)	24
4.1 Managerial Cash Flow Statements	25
5 Creditors Service	31
6 Statements submitted by AJ	32

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1. Introduction

INTRODUCTION

Your Honor Mr. Judge of 7th Business Court of The District Court of The Capital of The State of Rio De Janeiro

The Trustee, Escritório de Advocacia Arnoldo Wald (“Wald” or “AJ”) appointed in the records of Court-supervised Reorganization of Oi Group (proceeding number 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by AJ to assist in preparation of the Monthly Report of Activities (“RMA”) respectfully comes before Your Honor pursuant the above decision of pages 91.223 / 91.224, to submit the RMA for month of December 2017.

As we all know, the Court-supervised Reorganization refers to the following companies:

•    Oi S.A. - under Court-supervised reorganization (“Oi S.A.”);

•    Telemar Norte Leste S.A. - under Court-supervised reorganization (“Telemar Norte Leste”);

•    Oi Móvel S.A. - under Court-supervised reorganization (“Oi Móvel”);

•    Copart4 Participações S.A. - under Court-supervised reorganization (“Copart4”);

•    Copart5 Participações S.A. - under Court-supervised reorganization (“Copart5”);

•    Portugal Telecom International Finance B.V. - under Court-supervised reorganization (“PTIF”); and

•    Oi Brasil Holdings Coöperatief U.A. - under Court-supervised reorganization (“Oi Coop”);

This report includes the financial information based mostly on the elements provided by Debtors up to February 15, 2018, which includes the data regarding the month of December 2017, to be examined together with the preliminary report of activities as well as the other RMA’s already submitted.

The RMA includes a chapter specifically addressing the consolidated financial information of Debtors, which shall include, in this Report, the Managerial Cash Flow Statements of mentioned month, submitted in the tables comparing against the immediately prior month. The report shall highlight the main changes occurred in the mentioned month, submitting the explanations provided by Management of Debtors.

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1. Introduction

This report was prepared by means of the analytical procedures and discussions with Company’s Management, aiming to provide to Court and stakeholders the information on the financial status of Debtors and relevant operations carried out thereby, as well as the summary of the activities carried out by AJ until the closing of this report.

The information submitted below are based mainly on data and elements submitted by Debtors. The separate Financial Statements of all Debtors as well as the consolidated financial statements of Oi Group (including but not limited to the Debtors) are examined annually by independent auditors. The limited review procedures are applied by the auditors for the filing at CVM of Quarterly Consolidated Financial Information (“ITRs”) of Oi Group. Regarding the separate financial information of each Debtor prepared for monthly periods, other than those included in ITRs delivered to CVM, are not submitted to the review by independent auditors, whether auditors hired by Oi Group or AJ.

AJ, being honored for the assignment, is available for further clarification concerning the information contained in this report or others.

Faithfull yours

Arnoldo Wald Filho awf@ wald.com.br Samantha Mendes Longo samantha@wald.com.br Alberto Camiña Moreira albertoc@wald.com.br Members Phone: +55 (11) 3074-6000	Marcel Augusto Caparoz Chief- Economist marcel@r cconsultores.com.br Phone: +55 (11) 3053-0003

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2. Corporate Organizational Chart Of Debtors

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 1. Corporate Organizational Chart of Debtors

* Diagram submitted previously in Preliminary Report of Activities.

Information submitted againt for an easy understanding of the Debtor’s structure.

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2. Corporate Organizational Chart Of Debtors

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 2. Corporate Organizational Chart of Debtors

* Diagram submitted previously in Preliminary Report of Activities.

Information submitted againt for an easy understanding of the Debtor’s structure.

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2. Corporate Organizational Chart Of Debtors

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 3. Corporate Organizational Chart of Debtors

* Diagram submitted previously in Preliminary Report of Activities.

Information submitted againt for an easy understanding of the Debtor’s structure.

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2. Corporate Organizational Chart Of Debtors

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION.

Figure 4 - Companies under Court-supervised Reorganization.

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

We submit hereunder the relevant facts and notices to the market published by Oi Group directly related to the Debtors:

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 05 - the American Court’s Decision on the Chapter 15 of the US Bankruptcy Code

OI S.A. - under Court-supervised Reorganization ("Company") on December 05, in compliance with art. 157, 4th§ of Law # 6,404 /76 and the CVM Instruction # 358/02, informed to its stockholders to have submitted on December 04, 2017 that Judge of the Bankruptcy Court of the South District of New York ruled by denying the claims of Mr. Jasper Berkenbosch (trustee in The Netherlands of Oi Brasil Holding Coöperatief U.A. - In Court-supervised reorganization - "Oi Coop") to repeal the current decision taken under Chapter 15 of the US Bankruptcy Code ("Chapter 15"), and recognition of the bankruptcy proceedings of Oi Coop in the Netherlands as its main foreign proceeding, keeping the recognition by that Court of the court-supervised reorganization process currently in progress in the 7 th Business Court of the District Court of the State of Rio de Janeiro, Brazil, as its main foreign procedure. To reach his decision, the Judge ruled that the main place of business or "COMI" of Oi Coop was and remains in Brazil.

Copy of this material is also available in the Company’s website(www.oi.com.br/ri), in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall provide the translation of that decision into Portuguese and provide it as soon as possible, in the indicated electronic addresses.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250780

December 12 - Submission of the new version of Reorganization Plan

OI S.A. - under Court Supervised Reorganization ("Company") reported on December 12, in compliance with art. 157, 4th § of Law #. 6,404/76, and in accordance with CVM Instruction # 358/02, to complement the Relevant Fact of November 29, 2017, in compliance with the decision of 7th Business Court of District Court of Capital of the State of Rio de Janeiro, at which Court-supervised reorganization ("Court") is in progress of Oi and its subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. -Under Court-supervised Reorganization (all jointly referred to as "Debtors"), informs to their stockholders and the market in general that today was filed on the date of today new version was filed before the Judgment which contains the amendments to the Recovery Plan of the Debtors ("Plan"), which shall be submitted to the General Meeting of Creditors to be held on December 19,2017, at 11:00 a.m., in first call.

On this day, a group of holders of Bonds confirmed to the Company to be willing to promptly provide or obtain firm commitments of guarantee of full subscription of the capital increase of BRL 4.0 billion scheduled in the Plan, in accordance with conditions set forth in contractual instruments to be negotiated in good faith and entered by and among such creditors and the Company prior to the General Meeting of Creditors.

The Debtors are entitled to complement the petition with additional documents and translations of correlate documents as well as to submit the new changes to the Plan.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250950

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 13 - Discussion on the Restructuring Agreemen

OI S.A. - under Court supervised Reorganization ("Company") on December 13, pursuant to article 157, 4th § of law # 6,404/76 and CVM Instruction # 358/02, then reported to its stockholders and the market in general that the company was carrying out discussion and negotiations with individuals holders of (each "Notesholder ), or managers of entities holding economic interest in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% of Senior Notes due in 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - under Court-supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - under Court-supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - under Court-supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly referred to as "Notes"). To avoid doubts, the "Notesholder, as the term is used herein, do not include any Notesholders member of the Steering Committee of the International Bondholder Committee and of the Steering Committee of the Ad Hoc Creditors Group.

Confidentiality Agreement

The Company signed confidentiality agreements (the "Confidentiality Agreements") with each Notesholders to facilitate discussions and negotiations regarding the capital structure of the Company and potential alternatives to a restructuring proposal and capital contribution through the recapitalization of the Company (a "Potential Transaction"), similar to those provided by the draft of term sheet and the support agreement to the plan filed in Bankruptcy Court of Brazil on November 06, 2017 (the "Materials of November 06") , subject to certain modifications. Under the Confidentiality Agreements, the Company has agreed to make public, after the end of a period provided for the Confidentiality Agreements, certain information (the "Confidential Information") regarding or shared in respect to the discussions and/or negotiations between the Company and each Notesholders related to Potential Operation. The information included in this relevant fact are disclosed to comply with the obligations of public disclosure of Company, undertaken in the Confidentiality Agreements. The Confidentiality Agreements were extinct in accordance with their terms, except as otherwise provided for therein.

Discussions with Notesholder

On November 16, 2017 and November 27, 2017, the Company’s representatives and the Company’s legal and financial advisors (the "Company’s representatives") met in person or by telephone with representatives of each Notesholders and their legal advisors of each Notesholders (the "Representatives of Notesholder") to discuss the terms of a Potential Transaction. On November 27, 2017, the Company filed a draft of term sheet and support agreement to the plan, regarding the terms of a Potential Transaction (collectively, "Term Sheet and PSA of November 27") before the Bankruptcy Court of Brazil. The Term Sheet and PSA of November 27 made certain changes to the Materials of November 6 to reflect the understanding of the Company on oral proposals discussed in the meetings of November 16 and November 27.

On November 29, the Company’s Representatives and the Representatives of Notesholder met in person to discuss the feedback regarding the Term Sheet and PSA of November 27 received by Representatives of Notesholder in meetings with several stakeholders of the court-supervised reorganization process of the company, including ANATEL, Banco do Brasil, Banco Nacional do Desenvolvimento Econômico e Social, Itaú Unibanco S.A. And Office of Federal Counsel for Federal Government (AGU). At the meeting of November 29, the parties discussed the following potential adjustments to the Term Sheet and PSA of November 27:

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 13 - Discussion on the Restructuring Agreemen

(Continued...)

• Review the first of Previous Conditions of the Mandatory Exercise of Warrants set forth in draft of the term sheet (the "Prior Conditions"), which requires the approval of a decision by the Low Court of the Rio de Janeiro confirming the Agreed Plan in order to eliminate the requirement that the disputes of such decision are annulled by the Court of Justice of the State of Rio de Janeiro, instead, require only the absence of appeals, lawsuits or other proceedings filed against the Plan(s) that could suspend or postpone the implementation of the Plan.

• Review the tenth Prior Condition, which requires the recognition of a "Final Order", Brazilian bankruptcy process in all process of accessory restructuring proceeding filed for the recognition of the effects of the Plan Agreed in foreign jurisdictions in order of, instead, require only the approval of an order of recognition and the absence of any appeal, lawsuit or proceedings in relation to such recognition order that should stay or postpone the measures granted therein.

• Require that the Break-up fee and the Commitment Premiums are payable exclusively in Common Stocks, instead of cash, Common Stock or a combination thereof at Company’s discretion.

The meeting of November 29 was postponed under the guidance of a member of the Board of Directors based on the fact that the Company’s Representatives should not renegotiate any amendment to the Term Sheet and PSA of November 27.

On December 08, 2017, Company’s Representatives and Representatives of Notesholder held a videoconference, in which the Company’s Representatives explained the next changed on “option of the bondholders" on Reorganization Plan of the Company, including:

• A certain level of debt conversion into capital after the confirmation of the plan, and the percentage that such conversion should represent in the stock capital of the Company is to be determined.

• A capital increase of BRL 4 billion, with a predetermined price per stock (about price is to be determined) and subject to the preemptive rights of current stockholders.

The company reported that it should submit a new draft of the Restructuring Plan to the Bankruptcy Court of Brazil on December 12, 2017, regardless of any support agreement to the plan or any other form of expression of support by the bondholders.

Although the negotiations between the Company and each Notesholders should continue in the future, there is no guarantee that negotiations should continue or if continuing, these should result in an agreement with respect to the terms of the Potential Transaction.

The company considers that the summary written above includes all non-public information exchanged between the Company and each of the Notesholder during the discussions that reasonably would be substantial to an investor making an investment decision with respect to the purchase or sale of securities issued by the Company and/or its affiliates.

Other Important Information

All proposals for and discussions between the company and the Notesholder are performed in the context of discussions and commitments, which are not intended to be and are not statements of any fact or admission of any liability aiming seeking the commitment and consensual agreement. Nothing contained in any proposal intends to be or should be construed as the acceptance or waiver of any rights, remedies, claims, causes of action or defense or a commitment by any part to completing any transaction, or otherwise make any decisions or acts under that proposal.

Furthermore, the content of any of the described proposals should not be construed as guidance of the Company with respect to its future results and the Company does not undertake and expressly disclaims any responsibility to update such content or information at any time.

This communication is not an offer to sell or a request for an offer to purchase the securities. This communication is not an purchase offer or a request for a purchase offer with respect to the Notes or any other securities.

The company released the communication in its website in English and in Portuguese, available in http://ir.oi.com.br (English).

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=250952

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 20 – Approval of Reorganization Plan

OI S.A. - under Court supervised Reorganization ("Company") on December 13, in compliance with art. 157, 4th § of law # 6,404/76, and in accordance with CVM Instruction # 358/02, and completing the Relevant Facts of November 29 and December 12, 2017, informed its stockholders and the market in general that the creditors of the Company and is subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. -Under Court-supervised Reorganization (all jointly referred to as "Debtors"), met in the General Meeting of Creditors regularly convened and approved the Reorganization Plan of Debtors ("Plan"), with adjustments negotiated according to article 45 of Law # 11,101/2005. The Plan shall be submitted for approval of Judge of 7th Business Court of the District Court of the Capital of the State of Rio De Janeiro, pursuant to the laws.

The Executive Board considers that the approved Plan shall suit all stakeholders in a balanced manner and ensure the operational feasibility and sustainability of Debtors, allowing Oi to invest on the improvement of the services quality of fixed and mobile telephony, broadband and cable tv and come out stronger at the end of this process.

The entire approved Plan shall be available to the stockholders at the headquarters of the Company and for download on its website (www.oi.com.br/r) also on the website of the Court of Justice of Rio de Janeiro (www.tjrj.jus.br) as soon as it is filed for approval at the 7th Business Court of Circuit Court of Capital of the State of Rio de Janeiro by the Trustee along with the minutes of the General Meeting of Creditors of the Debtors started on December 19, 2017. Copy of this material is also available in the Empresas.NET System of the CVM (www.cvm.gov.br) and on the website of the B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br), and shall also be sent, as soon as possible, translated into English, to the US Securities and Exchange Commission according to the 6-K Form, also after the filing of the Plan in Court.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251072

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 20 - Discussion on the Restructuring Agreement

OI S.A. -Under Court-supervised Reorganization ("Company") on December 20 , in accordance with article 157, 4th § of Law # 6,404/76 and CVM Instruction # 358/02, informed its stockholders and the market in general that, as described, the Company met with and was involved in discussions and negotiations pursuant to, under the terms and provisions of a subscription and commitment agreement and on certain proposals for amendments to the recovery plan filed by the company on December 12, 2017 (the "Version of Plan of December 12") in the records of the legal reorganization proceedings in relation to the Company, in progress in Brazil ("Proceeding of RJ") and provided certain information to certain individual holders and certain holders groups, or the entities’ administrators holding the economic participation, in economic participation in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% Senior Notes due in the 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - under Court-supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - under Court-supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - under Court-supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly referred to as "Notes" and holders thereof as "Holders of Notes"), and entered into a subscription and commitment agreement (the "Agreed Commitment Agreement") with creditors, in particular, Holders of Individual Notes (as defined below), Notesholder that are members of the Steering Committee of the ad hoc group of bondholders (the "AHG"), and some of the Notesholder that are members of the International Committee of Bondholder Committee ("IBC"). The Agreed Commitment Agreement has attached a revised form of the Company's reorganization plan which was approved at the general meeting of creditors on December 19, 2019 [sic] (the "Approved Plan").

Confidentiality Agreement

The Company signed confidentiality agreements prior to this date (the "IBC/AHG Confidentiality Agreements") with certain Notesholder that are members of the IBC and the Notesholder that are members of the Steering Committee of the AHG to facilitate further discussions and negotiations about the form, the terms and provisions of a subscription and commitment agreement and certain proposals for amendments to the Version of the Plan of December 12 for the agreement initially (the "Initially Agreed Terms"), on the substantial terms of a proposal of restructuring, and contribution of capital through recapitalization of the Company (a "Potential Transaction") among the company, the IBC and the AHG previously announced by the Company in one of its relevant facts disclosed on December 13, 2017 related thereto.

The company entered into confidentiality agreements (the "Individual Confidentiality Agreements of Notesholder" and, together with the IBC/AHG Confidentiality Agreements, the "Confidentiality Agreements") with certain holders of individual notes who are not known by the Company as members of the IBC or the AHG (the "holders of Individual Notes"), to facilitate discussions and negotiations about a Potential Transaction provided for the Initial Agreed Terms, including discussions and negotiations on the form, the terms and provisions of a subscription and commitment agreement and certain proposals for amendments to the Version of the Plan of December 12.

Under the Confidentiality Agreements, the Company has agreed to make public, after the end of a period provided for the Confidentiality Agreements, certain information (the "Confidential Information") regarding or shared in respect to the discussions and negotiations (i) between the Company and each Notesholders and (ii) the Company, IBC and AHG, in each case related to Potential Operation. The information included in this relevant fact and certain documents available in Company’s website referred to herein are disclosed to comply with the obligations of public disclosure of Company, undertaken in the Confidentiality Agreements. The Confidentiality Agreements were extinct in accordance with their terms, except as otherwise provided for therein.

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 20 - Discussion on the Restructuring Agreement

(Continued...)

Meetings with the IBC/AHG’s Representatives and Representatives of Holders of Individual Notes

As of the signature of Confidentiality Agreements, certain Company’s representatives and the financial and legal advisors of the Company (the "Company’s Representatives") met by videoconference and teleconference with (i) certain IBC and the AHG’s representatives (together the "IBC/AHG/ECA’s Representatives") and (ii) certain representatives of each Individual Notesholder and the legal advisors to each Noteholders Holder (the Individual Notesholders’ representative, andtogether with the IBC/AHG/ECA’s Representatives, the "Representatives of Notesholder"), in each case, to discuss and negotiate the form, the terms and provisions of a subscription and commitment agreement and certain proposals for amendments to the Version of the Plan of December 12.

greement on the Agreed Commitment Agreement (and the Approved Plan attached thereto) with Certain Notesholder, the Company entered into the Agreed Commitment Agreement with some of the Notesholder that are members of the IBC, Notesholder that are members of the Steering Committee of the AHG , and Notesholder (such Notesholder together referred to as the "investors"), by which, among other things, Investors shall agree to support a capital increase of BRL 4 billion in accordance with and subject to the conditions set forth in the Agreement Commitment Agreement (and the Approved Plan attached thereto).

Confidential information.

During the period of validity of the Confidentiality Agreements, in addition to the Agreed Commitment Agreement (and the Approved Plan attached thereto), Company’s Representatives provided to IBC/AHG’s representatives, the cash flow forecast reflecting the handling of demands of ANATEL and the AGU reflected in the Approved Plan attached to the Agreed Commitment Agreement ("ANATEL Spreadsheet" and, together with the Agreed Commitment Agreement and the Approved Plan attached thereto and all exhibits to the Approved Plan, the "Clarifying Material").

Additionally, the Company’s Representatives shared orally other Confidential Information. Specifically, the Company's Representatives indicated that the debt interest rate of BNDES would remain the same of the plan and that the guarantees package would be the same of the plan, consisting of a pool of receivables in value equal to 6x the value of the higher amortization installment. Company’s Representatives also indicated that the new BNDES’ debt in the plan would include certain financial obligations (covenants) to BNDES.

Other Important Information

Complementing the disclaimers and qualifying provided for the materials, all statements in clarifying material are performed in the context of discussions and commitments, which are not intended to be and are not statements of any fact or admission of any liability aiming seeking the commitment and consensual agreement. Nothing contained in the Clarifying Material intends to or shall be construed as the acceptance or waiver of any rights, remedies, claims, causes of action or defenses. The implementation of the Potential Transaction under the Initial Agreed Terms is subject in all respects to the final documentation about it.

Furthermore, the content of Clarifying Material should not be construed as guidance of the Company with respect to its future results and the Company does not undertake and expressly disclaims any responsibility to update such content or information at any time.

This communication is not an offer to sell or a request for an offer to purchase the securities. This communication is not an purchase offer or a request for a purchase offer with respect to the Notes or any other securities.

The company disclosed the Clarifying Material on its website in English, available in http://ir.oi.com.br (English) and shall disclose the Portuguese translations of Clarifying Material in its website in Portuguese in http://oi.com.br/ri (Portuguese), so that the translations are available.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251076

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 22 - Submission of Reorganization Plant approved and its exhibits and minutes of the AGC.

OI S.A. - Under court-supervised Reorganization ("Company") on December 22, in addition to the Relevant Fact of December 20, 2017, about the approval in a General Meeting of Creditors on December 19, 2017 ("AGC"), the reorganization plan ("Plan") of Oi and its subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Court-supervised Reorganization, reported to its stockholders and the market in general that the Trustee has filed today, before the Judgment of the 7th Business Court of District Court of Capital of the State of Rio de Janeiro, where the court-supervised reorganization is in progress, the Plan and its exhibits as well as the minutes of the AGC that approved the Plan.

The Plan and its exhibits and AGC minutes are available to the stockholders at the headquarters of the company and for download on its website (www.oi.com.br/ri) and, also the website of the Court of Justice of Rio de Janeiro (www.tjrj.jus.br). Copy of this material is also available in the Empresas.NET System of the CVM (www.cvm.gov.br) and on the website of the B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br), shall be forwarded as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The release should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251133

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 29 - Request to Call the General Extraordinary Meeting

OI S.A. - Under Court-supervised reorganization ("Company") on December 20, in accordance with Article 157, 4th § of Law # 6,404/76, informed its stockholders and the market in general that on December 28, 2017, the stockholder BRATEL S.À.RL, holder of 22.24% share of the Company's stock capital, requested the Board of Directors, based on art. 123, sole paragraph, line C of the Corporation Law, the convening of an Extraordinary General Meeting of the Company within 08 days, to deliberate on issues affecting the Reorganization Plan (the "Reorganization Plan") of the Company and its subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. -Under Court-supervised Reorganization (all together, "Debtors"), approved in the General Meeting of Creditors started on December 19, 2017 and completed on December 20, 2017 ("AGC") and filed before the Judgment of the 7th Business Court of Circuit Court of the Capital of the State of Rio de Janeiro ("Court of Reorganization"), where is the court-supervised reorganization is in progress, as the following agenda of the day:

(1) to deliberate on the following proposal to amend the governance and to increase of the capital of the Company as provided for in the Reorganization Plan of the Company:

(i) Election, for a term of office beginning on the date of approval of the Reorganization Plan until the investiture of the members of the new Board of Directors (as defined in clause 9.3 of the Reorganization Plan), a Transitional Board of Directors composed for a total of 9 (nine) members, without deputies, to be 06 (six) members of the current Board of Directors; and 3 (three) new members, as proposed in clause 9.2 of the Reorganization Plan of the Company:

(a) José Mauro Mettrau Carneiro da Cunha, CPF # 299.637.297-20 - Chairman;

(b) Ricardo Reisen de Pinho, CPF # 855.027.907-20 - Vice-President;

(c) Marcos Duarte Santos, CPF # 014.066.837-36;

(d) Luis Maria Viana Palha da Silva, CPF # 073.725.141-77;

(e) Pedro Zañartu Gubert Morais Leitão, Portuguese passport # M655076;

(f) Helio Calixto da Costa, CPF # 047.629.916-00;

(g) Marcos Rocha, CPF 801.239.967-91;

(h) Eleazar de Carvalho Filho, CPF: 382.478.107-78;

(i) Marcos Grodetzky, CPF 425.552.057-72.

(ii) Guarantee of keeping the executive officers in office, as proposed in clause 9.1 of the Reorganization Plan

(iii) the increase of the subscribed capital and conditions for subscription and pay-up, including commission due to the committed subscribers; the amendment of article 6th of the Company's Bylaws to enlarge the limit of authorized capital of the Company, currently BRL 34.038.701.741 .49, and conditions for subscription and pay-up, including commission due to the committed subscribers; and

(iv) Other corporate aspects of the Reorganization Plan, subject to the decision of the Stockholders’ General Meeting, in accordance with Brazilian Corporate Law and the Company’s Bylaws.

(2) decide on the filing of civil responsibility action, pursuant to article 159 of the Brazilian Corporate Law, against Managers and Executive Officer in their current duties due to illegal actions and in breach of the Company's Bylaws, and/or employees, managers and delegated agents the co-authors of any breach to the governing corporate law and the Company's Bylaws.

As the issues object of the agenda of the day indicated in the request for convening Extraordinary General Meeting are related to the reorganization of the Company and other Debtors, consequently to the Reorganization Plan approved by creditors in General Meeting of Creditors, the Company shall submit the request for convening the Extraordinary General Meeting for consideration by the Judgment of the Reorganization, which should decide on the legality and convenience of convening and holding the Extraordinary General Meeting of Company required by BRATEL S.À.R.L.

The company will wait for the decision of Judgment of Reorganization about the request for the Extraordinary General Meeting submitted and will keep its stockholders and the market informed about the development of the issues object of this Relevant Fact.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251273

Court-supervised reorganization - OI February 15, 2018	16

3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the Market in the month of JANUARY/18

January 08 – Approval of Reorganization Plan

OI S.A. - under Court-supervised Reorganization ("Oi" or "Company") in compliance with art. 157, 4th § of Law #. 6,404/76, and in accordance with CVM Instruction # 358/02, to complement the Relevant Fact of December 20 and 29, 2017, informed to its Stockholders and market in general , that on that day the Judgment of 7th Business Court of District Court of Capital of the State of Rio de Janeiro, granted to the Company and its subsidiaries Oi Mòvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Court-supervised Reorganization (all together, "Debtors"), and has approved the Reorganization Plan of the Debtors ("Plan"), with the following exceptions: "a) to be invalid the Section 11 of Exhibit (named Subscription and Commitment Agreement of the PRJ) regarding the powers granted to the Debtors to perform the reimbursement of expenses incurred by creditors in the search for the fulfillment of their claims; b) the conditions set forth in item 5 of that Exhibit, which provide the payment of commitment fee, to be extended to all creditors under the same conditions ".

The decision also determined the convening of Stockholders’ Extraordinary General Meeting to decide on issues affecting the Plan, explaining the following: "I consider, however, that the relevant changes, including the company's bylaws, approved in PRJ exempt the holding of AGE and should be carried out by the company's management based on authorization by the general meeting of creditors as provided in LRF, which is special law in relation to the LSA on the subject matter. (...) The plan clause governs the governance during the transition phase is in accordance with that article 50 of LRJ, and does not breach the Corporate Law, because it aims providing the institutional stability to corporate bodies and managers of the debtors for the purposes of compliance with the reorganization plan approved by the sovereign statement by creditors. Therefore, the convening of AGE is absolutely unnecessary to give effectiveness to the sovereign decision of the creditors. On the contrary, the convening of stockholders' meeting, in this case, would restate the instability strongly rejected by the Judiciary throughout this reorganization process."

The full decision is attached to this Relevant Fact and is also available in the Company’s website (www.oi.com.br/ri), in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Company shall forward the decision as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

Finally, Oi clarified that, according to the Plan approved and granted legally, the Company will inform the stockholders, creditors and the market about the deadlines to be started with the publication of the court decision that has approved the Plan.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251352

January 15 - New Member of Transitional Board of Directors

OI S.A. - Under Court-supervised Reorganization ("Oi" or "Company"), in addition to the Relevant Fact released on December 20, 2017, reported to its stockholders and the market in general that, on January 12, 2018, it has acknowledged the decision by the Steering Board of the National Telecommunications Agency- ANATEL, on the application of prior consent of Oi to the effective investiture of new members who will members of the Transitional Board of Directors, as provided in the reorganization plan approved in the General Meeting of Creditors and approved by the Judgment of the 7th Business Court of Circuit Court of the Capital of the State of Rio de Janeiro ("Plan"), and Anatel has approved the effectiveness of the investiture of Messrs. Marcos Grodetzky, Eleazar de Carvalho Filho and Marcos Bastos Rocha. As reported in press release, Anatel's analysis is restricted exclusively to application of prior consent for composition of that Board, under the terms and conditions set forth in clause 9.2 of the Plan.

The release should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251428

Court-supervised reorganization - OI February 15, 2018	17

3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of FEBRUARY/18

February 05 - Publication of decision granting the Reorganization Plan.

OI S.A. - under Court-supervised Reorganization ("Oi" or "Company”) to complement the Relevant Fact of January 08, 2018, informed to its Stockholders and market in general, that the Judgment of 7th Business Court of District Court of Capital of the State of Rio de Janeiro, granted the Reorganization Plan to the Company and its subsidiaries Oi Mòvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Court-supervised Reorganization (all jointly referred to as "Debtors") ("Plan") and granted the court-supervised reorganization to the Debtors.

As a result, from publishing the judgment, the 20 days term shall start, i.e. At 12.00 a.m. on February 06, 2018 up to 11:59 p.m. on February 26, 2018 for the creditors of Debtors choose among the payment options of their claims as provided for in the Plan. Important information on the terms and procedures for choosing the payment options are available in court-supervised reorganization website (www.recjud.com.br).

The release should be accessed in:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251671

February 06 - Judgment on General Extraordinary Meeting.

OI S.A. - Under Court-supervised Reorganization ("Oi" or "Company") complementing the Notice to Stockholders on February 02, 2018 informed to its stockholders and the market in general to have known in the previous day the judgment by the 7th Business Court of Circuit Court of the Capital of State of Rio de Janeiro that has denied the plea of the stockholder Bratel S.A.R.L. For the partial reconsideration that has granted the reorganization plea, and maintaining in full such judgment, on the non-convening of the General Extraordinary Meeting of the Company called by Bratel S.A.R.L. To February 07, 2018.

The full decision is attached to this Release to the Market and is also available in the Company’s website (www.oi.com.br/ri) for download, in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Company shall forward the decision as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The release should be accessed in:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251673

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of FEBRUARY/18

February 06 - The Payment Option chosen by Bondholders.

OI S.A. - Under Court Supervised Reorganization ("Oi"), Portugal Telecom International Finance B.V. - Under Court-supervised reorganization ("PTIF") and Oi Brasil Holding Coöperatief U.A. - Under Court-supervised reorganization ("Oi Cope"; and jointly with OI and PTIF, the "Issuers") announced on that date to have started the requests (each a "Request for Choosing the Payment Option") of the choice of the payment option (eacfh a "Choice of Payment Option") related to the payments scheduled according the the consolidated plan of the court-supervised reorganization applicable to:

•       9,75% of Senior Notes with maturity in 2016 issued by Oi (CUSIP/ISIN #10553M AC5/US10553MAC55 e P18445 AF6/USP18445AF68);

•       5,125% of Senior Notes with maturity in 2017 issued by Oi (ISIN # XS0569301830 e XS0569301327);

•       9,50% of Senior Notes with maturity in 2019 issued by Oi (CUSIP/ISIN # 87944L AD1/US87944LAD10 # P9037H AK9/USP9037HAK97);

•       5,50% of Senior Notes with maturity in 2020 issued by Oi (CUSIP/ISIN # 87944L AE9/US87944LAE92, P9037H AL7/USP9037HAL70 and 87944L AF6/USP87944LAF67);;

•       6,25% of Notes with maturity in 2016 issued by PTIF(ISIN #PTPTCYOM0008);

•       4,375% of Notes with maturity in March 2017 issued by PTIF (ISIN # XS0215828913);

•       5,242% of Notes with maturity in November 2017 issued by PTIF (ISIN # XS0441479804);

•       5,875% of Notes with maturity in 2018 issued by PTIF(ISIN #XS0843939918);

•       5,00% of Notes with maturity in 2019 issued by PTIF(ISIN #XS0462994343);

•       4,625% of Notes with maturity in 2020 issued by PTIF(ISIN #XS0927581842);

•       4,50% of Notes with maturity in 2025 issued by PTIF(ISIN #XS0221854200);

•       5,625% of Senior Notes with maturity in 2021 issued by Oi Coop (ISIN # XS1245245045 e XS1245244402); and

•       5,75% of Senior Notes with maturity in 2022 issued by Oi Coope (CUSIP/ISIN #10553M AD3/US10553MAD39 e P18445 AG4/USP18445AG42) (jointly referred to as "Bonds"). ;

The terms and conditions of the Requests for Choosing the Payment are described in Information Statement and Request for Choosing the Payment Option dated of February 06, 2018, as well as the respective exhibits (the "Statement"). The words starting in capital letters used in this release, which are not defined in this release, shall have the definition provided by the Statement. The Statement contains important information to be read carefully before any decision on the Requests of Choosing the Payment Option.

The release should be accessed in:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251676

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of FEBRUARY/18

February 07 - Clarifications on the General Extraordinary Meeting called by stockholder Bratel

S.À.R.L.

OI S.A. - under Court Supervised Reorganization ("Oi" or "Company") in compliance with art. 157, 4th §, of Law 6,404/76, in accordance with CVM Instruction # 358/02, and in complement to the Notice to Stockholders on February 02, 2018 and the Release to the Market on February 06, 2018, to have informed its shareholders and the market in general to be aware on the judgment of 7th Business Court of District Courts of the Capital of the State of Rio de Janeiro "Court of Reorganization")that on the review of the Company’s petition on the initiatives adopted by Bratel S.A.R.L. Insisting on the holding the Meeting called to February 07, 2018, has ruled as invalid and void any out of court decision against the issues granted in the Plan, as follows:

"Clarifying also that regarding the granting of the reorganization plan, which being taken to the courts, any out of court decision is void invalid and unfeasible, which is against the issues already granted in the plan, as every entity subject to the jurisdiction of a court must abide with no restriction to the dixit judge, the last existing, notwithstanding any appeal to the Judiciary Branch."

The Company informed also on this date, in disrespect to the successive judgments, stockholders group has attempt to hold a pretense Meeting among themselves to decide on the issues related to the clauses in the approved and granted Plan. The Company does not recognize the legality of such act and shall take the legal, administrative and criminal measures applicable thereto.

The Company clarified it shall comply strictly with the Plan approved by the Creditors’s General Meeting and all judgments by the Court of Reorganization. At last, Oi clarifies to the creditors the Plan remains valid and effective and unchanged in all its clauses.

The full decision is attached to this Relevant Fact and is also available in the Company’s website (www.oi.com.br/ri), in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Company shall forward the decision as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251722

Court-supervised reorganization - OI February 15, 2018	20

3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of FEBRUARY/18

February 08 - Judgment on Court of Reorganization on General Extraordinary Meeting.

OI S.A. - under Court Supervised Reorganization ("Oi" or "Company") in compliance with art. 157, 4th §, of Law 6,404/76, in accordance with CVM Instruction # 358/02, and in complement to the Relevant Facts on February 07, 2018 to have informed its shareholders and the market in general to be aware on that date on the judgment of 7th Business Court of District Courts of the Capital of the State of Rio de Janeiro "Court of Reorganization")that granted the interlocutory relief requested by the Company to stay the effects of all decisions made in the pretense General Extraordinary Meeting held by stockholders group of the Company on February 07, 2018, determining also to summons the Board of Trade of the State of Rio de Janeiro - JUCERJA and the Securities and Exchange Commission to refrain from archiving the minutes of the mentioned Meeting, or if has been performed, they shall be stayed until subsequent court order from the Court of Reorganization, as follows:

"(...) stockholders group should hold a meeting aiming at non-fulfillment of the judgment, among other purposes? The answer is misleading negative. (...) It should not say there was a mistake or ignorance that any change of the reorganization plan should not be performed out of court, as according to the ruling of pages 254,756, this Court has prohibited the performance of any act aiming to render unfeasible the fulfillment of the approved reorganization plan, denying also the decision intending the partial review of the reorganization plan on the governance of the company, according to the dixit judge of pages 255,624. Moreover, it was clear, according to the judgment of pages 256,092/256,094 to be unfeasible, invalid and void any out of court decision against any issue already ruled on (...) THIS SAID, in judicial cognizance, I grant the interlocutory relief to stay the efects of all AGE decisions of Oi S.A. Held on 02/07/20158 (...)".

The full decision is attached to this Relevant Fact and is also available in the Company’s website (www.oi.com.br/ri), in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Company shall forward the decision as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251738

Court-supervised reorganization - OI February 15, 2018	21

3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of FEBRUARY/18

February 08 - Purchase of the Stockholding - JGP

OI S.A. - Under Court Supervised Reorganization ("Oi" or "Company") in compliance with the provisions of article 12 of CVM Instruction # 358/02, reports to have received on that date the letter from JGP GESTÃO DE RECURSOS LTDA. e JGP GESTÃO PATRIMONIAL LTDA., transcribed below:

"RELEASE TO THE MARKET

JGP GESTÃO DE RECURSOS LTDA., enrolled with CNPJ/MF under # 02.312.792/0001-65, with headequartters in the City and State of Rio de Janeiro, at Rua Humaitá, # 275, 11º andar (parte) and 12º andar, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with CNPJ/MF under # 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, nº 275, 11º andar (parte) and 12º andar, in capacity of managers of investment fund and the non-resident investors, which legal representative in the country is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with CNPJ/MF under # 02.201.501/0001-61 ("Investors"), comes according to CVM Instruction # 358/2002, amended by CVM Instructions # 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, inform that in the negotiatoins carried out in the trading floor of Bolsa de Valores de São Paulo - BOVESPA [Stocks Exchange of São Paulo], in the last days, the Investors purchased the commons stocks issued by Oi S.A. ("Company") thus holding 34,640,300 (thirty-four million six hundred forty thousand three hundred) commons stocks issued by the Company. The mentioned interest of the Stockholders represents 5.19% (five point nineteen percent) the common stocks issued by the Company;

We also inform the investors hold 4,145,000 (four million one hundred forty-five thousand) common stocks referred by derivative financial instrument with provision for exclusive financial liquidation.

The above-mentioned acquisitions were not intended to change the stockholding or the administrative structure of the Company. There is no agreement or contract governing the right to vote or the purchase or sale of Company’s secutiries by Investors".

The release should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251735

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3. Relevant Facts & published Notices to the Market

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of FEBRUARY/18

February 09 - Disposal of the Relevant Stockholding - JGP

OI S.A. - Under Court Supervised Reorganization ("Oi" or "Company") in compliance with the provisions of article 12 of CVM Instruction # 358/02, reports to have received on that date the letter from JGP GESTÃO DE RECURSOS LTDA. e JGP GESTÃO PATRIMONIAL LTDA., transcribed below:

"RELEASE TO THE MARKET

JGP GESTÃO DE RECURSOS LTDA., enrolled with CNPJ/MF under # 02.312.792/0001-65, with headequartters in the City and State of Rio de Janeiro, at Rua Humaitá, # 275, 11º andar (parte) and 12º andar, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with CNPJ/MF under # 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro, at Rua Humaitá, nº 275, 11º andar (parte) and 12º andar, in capacity of managers of investment fund and the non-resident investors, which legal representative in the country is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with CNPJ/MF under # 02.201.501/0001-61 ("Investors"), comes according to CVM Instruction # 358/2002, amended by CVM Instructions # 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, inform that in the negotiatoins carried out in the trading floor of Bolsa de Valores de São Paulo - BOVESPA [Stocks Exchange of São Paulo], in the last days, the Investors disposed of the commons stocks issued by Oi S.A. ("Company") thus holding 32,918,900 (thirty-two million nine hundred eighteen thousand nine hundred) commons stocks issued by the Company. The mentioned interest of the Stockholders represents 4.93% (four point ninety-three percent) the common stocks issued by the Company;

We also inform the investors hold 4,145,000 (four million one hundred forty-five thousand) common stocks referred by derivative financial instrument with provision for exclusive financial liquidation.

The above-mentioned negotiations were not intended to change the stockholding or the administrative structure of the Company. There is no agreement or contract governing the right to vote or the purchase or sale of Company’s secutiries by Investors".

The release should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251758

Court-supervised reorganization - OI February 15, 2018	23

4. Financial Information (Consolidated of Debtors)

FINANCIAL INFORMATION

4.1 Cash Flow Managerial Statements

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4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)

 MANAGERIAL CASH FLOW STATEMENTS

HIGHLIGHTS

Statement DECEMBER 01 to 31, 2017

o  Net Operational Cash Generation of Debtors was negative BRL 34 million in December /17

o  Receipts has an increase by BRL 27 million in December /17 totaling BRL 2,716 million.

o  Payments has a decrease by BRL 192 million in December /17 totaling BRL 2,560 million.

o  Investments decrease to BRL 190 million in December/17

o  The Final Balance of the Financial Cash of Debtors increased by BRL 4 million in December/17, totaling BRL 6,881 million

Court-supervised reorganization - OI February 15, 2018	25

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)

Statement DECEMBER 01 to 31, 2017

Net operational Cash Generation of Debtors was negative in BRL 34 million in Dec/17

o     The Net Operational Cash Generation of Debtors in the month of December /17 was negative in BRL 34 million, after negative result of BRL 454 million in the previous month (Figure 5). In comparison with the month of November/17, Receipts recorded a reduction of BRL 27 million, reaching BRL 2.716 million, while the cash outflows with Payments and Investments decreased by BRL 393 million, totaling BRL 2.750 million altogether (Figure 6).

 o The other transactions of the Debtors, including Financial Transactions, contributed with BRL 38 million inflow, compared to positive result of BRL 7 million in the previous month.

o    Thus, the variation of the Final Balance of the Financial Cash of Debtors was positive in BRL 4 million in December /17, resulting in an amount of BRL 6,881 million (Figure 7), corresponding to 0.1% increase compared with the previous month.

o    Detailed considerations of variations will be analyzed in the following pages.

Source: Financial statements and managerial information

Reduction in Payments in Dec/17 contributed to the lower negative balance of Net Operational Cash Flow Generation of Debtors.

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4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)

Statement DECEMBER 01 up to 31, 2017

Table 1 - Managerial Cash Flow Statements – DEC/17

	(A)	(B) - (A)	(B)

RECEIPT

Receipts increase in December/17

In December/17 there was an increase of Receivables account by BRL 27 million when compared to the previous month (+1%), reaching the BRL 2.716 million

Receivables from Customers had 1.7% increase compared to the previous month, equivalent to BRL 32 million increase, totaling BRL 1,905 million, compared to BRL 1,873 million collection in November/17.

-  According to the Management, the increase in Receivables from Customers is related to the campaigns carrie dout in December /17 to recover the credits in arrears, stimulated by the receiving of 13th salaryof customers in default.

The other items of Receivables, with the exception of Dealers, also recorded a positive variation in respect of the preceding month.

The Other item increased by BRL 35 million, totaling BRL 194 million in December/17 while Network Use Services recorded an increase by BRL 7 million compared to the previous month, reaching BRL 197 million in December/17.

o   According to the Management, the increase of Receivables under the Others account in December/17 is explained by the increase in Intercompany Receivables between companies in reorganization, and the effect is cancelled with the account of other services/payments.

On the other hand, receivables from Dealers decreased by BRL 47 million regarding the previous month, totaling BRL 420 million, against the collection of BRL 467 million in November/17.

o The management informed the reduction in the Receivables from Dealers in December /17 results from the bank holiday on 12.29.2017, causing a delay in the collection from Dealers to 01.02.2018.

	11/30/2017	Variation	12/31/2017
BRL million	Nov/17		Dec/17
INITIAL Balance - Financial Cash	7,324	(447)	6,877
Customers	1,873	32	1,905
Network Use Services	190	7	197
Dealers	467	(47)	420
Others	159	35	194
Receipts (1)	2,689	27	2,716
Personnel	(142)	(94)	(236)
Goods / Services Suppliers	(1,839)	417	(1,422)
Taxes	(652)	19	(633)
Judicial Deposits	20	(244)	(224)
Contingencies	-	1	1
Mediation	(139)	93	(46)
Payments (2)	(2,752)	192	(2,560)
Telemar	(184)	95	(89)
OI S.A.	(45)	20	(25)
Oi Móvel	(162)	86	(76)
Investments (3)	(391)	201	(190)
Net Operational Generation (1 + 2 +3)	(454)	420	(34)
Intra-group Operations	-	-	-
Financial Operations	7	31	38
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	6,877	4	6,881
Figure 9 - Receipts - Sharing Structure

Court-supervised reorganization - OI February 15, 2018	27

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)

Statement DECEMBER 01 up to 31, 2017

Table 1 - Managerial Cash Flow Statements – DEC/17

PAYMENTS

Payments were a decrease in December/17

The payments totaled BRL 2,560 million in December/17, BRL 192 million decrease in respect of the preceding month, which item recorded BRL 2,752 million. Primarily cause for the decrease of cash outflows with Payments was the Materials/Services Suppliers, with BRL 417 million decrease in the month, reaching BRL 1,422 million.

o    According to the Management, the decrease in the item was influenced, partially by the bank holidy on 12.29.2017, when the obligations falling due on Dec. 29, 30 and 31, 2017 were settled only in January /2018. Moreover, the intercompany transfers was reduced for SVA to Oi Internet onthe amounts charged by telephony bills of Oi S.A, Telemar and Oi Móvel.

o    The Management reported also the decrease in December/ 17 caused by the record of the payments in November/ 17, which were not kept in December/ 17 such as the payment of consulting/ audits related to the court-supervised reorganization, and the payments to the service and collection supplier(Contax). At last, the reduction in the payment of intercompany commission to Paggo Lojas, for the sale of landline and mobile telecommunication services.

The Mediation recorded a decrease of BRL 93 million in December/17, totaling BRL 46 million expenditure in the month against payment of BRL 139 million in November/ 17. Likewise, the previous item, Taxes also recorded a decrease in December/ 17 equivalent to BRL 19 million totalling BRL 633 million in the month.

o    The Management pointed out the decrease in Mediation item results from the interruption of the creditors payment with claims up to BRL 50 thousand regarding the Creditors’ General Meeting held on 12/19/2018. The mediation process started in September /17 in which period the Company has made payments to almost 30 thousand creditors reaching the amount of BRL 329 million.

o In respect to the Taxes, the Management informed the reduction in December /17 is related to the increase of the ICMS tax credits offset carried out in the month.

On the other hand, BRL 244 million increased in Escrow Deposits in December/ 17 totaling BRL 224 million in the month. Personnel payment increased by BRL 94 million in December /17, reaching the level of BRL 236 million.

O    The Management pointed out the increase in Escrow Deposits results from the court freezing of BRL 231 million payable to Globenet, with the Company deems to be in dispute, as it does not agree with the amount charged. This amount refers to the amounts in dispute for the months of August to December/17.

o    O Regarding the Personnel Payments, the Management clarified the increase in December/17 was influenced mainly by the payment of 13th Salary portion and the anticipation of the first portion of 13th Salary of 2018, which was approved in the collective agreement for 2017/2018.

BRL million	11/30/2017	Variation	12/31/2017
	Nov/17		Dec/17
INITIAL Balance - Financial Cash	7,324	(447)	6,877
Customers	1,873	32	1,905
Network Use Services	190	7	197
Dealers	467	(47)	420
Others	159	35	194
Receipts (1)	2,689	27	2,716
Personnel	(142)	(94)	(236)
Goods / Services Suppliers	(1,839)	417	(1,422)
Taxes	(652)	19	(633)
Judicial Deposits	20	(244)	(224)
Contingencies	-	1	1
Mediation	(139)	93	(46)
Payments (2)	(2,752)	192	(2,560)
Telemar	(184)	95	(89)
OI S.A.	(45)	20	(25)
Oi Móvel	(162)	86	(76)
Investments (3)	(391)	201	(190)
Net Operational Generation (1 + 2 +3)	(454)	420	(34)
Intra-group Operations	-	-	-
Financial Operations	7	31	38
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	6,877	4	6,881

Figure 10 - Payments - Sharing Structure

Court-supervised reorganization - OI February 15, 2018	28

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)

Statement DECEMBER 01 up to 31, 2017

Table 1 - Managerial Cash Flow Statements – DEC/17

	(A)	(B) - (A)	(B)

INVESTMENTS

The Debtors recorded Investment Payments of BRL 190 million in December/17, 51% decrease compared to the previous month, that had of BRL 391 million investments. In the year 2017 the accounts accrues BRL 4,249 million investments payments.

The investments related to Telemar S.A. had BRL 95 million reduction, totaling BRL 89 million in December/17. Investments in Oi Móvel S.A. decreased by BRL 86 million, totaling BRL 76 million, while investments in Oi S.A. had BRL 45 million decrease in November to BRL 25 million in December/17.

o    Management pointed out that decrease of Investment Payments in December/ 17 is due to the seasonality of the business and is in line with the Company's plan.

NET OPERATIONAL GENERATION

The level of Receipts in December/17, of BRL 2,716 million, was lower in respect to the total Payments (BRL 2,560 million), as well as of the Investments outflow (BRL 190 million) in the month, which contributed directly to the negative balance of BRL 34 million in Net operational Generation of Debtors in the month.

FINAL BALANCE - FINANCIAL CASH

The Financial Operations recorded positive result of BRL 38 million in December/17, against the positive result of BRL 7 million in the previous month. Other operations recorded no transaction.

o    the Management reported that the higher positive balance of Financial Operations is due, mainly, by the effect of ’Come Income Tax rates (IR) of the investment funds, BRL 27 million in November/17. This operation occurs every 6 months, always during the months of May and November in each year. In December/17, the item returned to the average level.

In this way, adding to the inflow of BRL 38 million in December/17 from Financial Operations to the negative balance of BRL 34 million of Net Operational Cash Generation, the Final Balance of the Financial Cash of Debtors was increased by BRL 4 million in respect to the previous month (0.1% increase), totaling BRL 6,881 million.

BRL million	11/30/2017	Variation	12/31/2017
	Nov/17		Dec/17
INITIAL Balance - Financial Cash	7,324	(447)	6,877
Customers	1,873	32	1,905
Network Use Services	190	7	197
Dealers	467	(47)	420
Others	159	35	194
Receipts (1)	2,689	27	2,716
Personnel	(142)	(94)	(236)
Goods / Services Suppliers	(1,839)	417	(1,422)
Taxes	(652)	19	(633)
Judicial Deposits	20	(244)	(224)
Contingencies	-	1	1
Mediation	(139)	93	(46)
Payments (2)	(2,752)	192	(2,560)
Telemar	(184)	95	(89)
OI S.A.	(45)	20	(25)
Oi Móvel	(162)	86	(76)
Investments (3)	(391)	201	(190)
Net Operational Generation (1 + 2 +3)	(454)	420	(34)
Intra-group Operations	-	-	-
Financial Operations	7	31	38
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	6,877	4	6,881

Figure 11 - Investments - Sharing Structure

Court-supervised reorganization - OI February 15, 2018	29

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)

Statement DECEMBER 01 up to 31, 2017

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED OF COMPANIES UNDER REORGANIZATION	SEPT/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEPT/17	OCT/17	NOV/17	DEC/17
Initial Balance - Financial Cash	5,816	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877
Receivables	2,881	2,783	2,587	2,742	2,669	2,305	3,223	2,638	2,961	2,563	2,755	2,970	2,682	2,893	2,689	2,716
Customers	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873	1,905
Network Use Services	282	118	81	98	84	78	102	242	202	106	226	178	223	144	190	197
Dealers	442	466	494	465	512	412	562	395	526	430	479	494	430	488	467	420
Others	132	203	65	51	199	117	338	115	166	102	140	311	156	315	159	194
Payments	(2,356)	(2,149)	(2,074)	(2,166)	(2,562)	(1,805)	(3,156)	(2,523)	(2,477)	(1,967)	(2,450)	(2,482)	(2,210)	(2,721)	(2,752)	(2,560)
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)	(236)
Goods and Services Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)
Material / Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)	(345)
Rentals	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)	(192)	(191)	(213)	(139)
Data Processing /Printing Company	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)	(113)
Call Center Service /Collection	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)	(79)	(123)	(228)	(157)
Dealerships	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)	(105)
Consultancy / Audits /Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)	(31)
Other Services/ Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)	(332)
Network Use Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)	(200)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)	(633)
Judicial Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29	20	(224)
Contingencies	(36)	(38)	(23)	(37)	(3)	-	(23)	1	-	-	(1)	(5)	-	(5)	-	1
Mediation	-	-	-	-	-	-	-	-	-	-	-	-	(18)	(126)	(139)	(46)
Investments	(97)	(316)	(282)	(242)	(261)	(345)	(346)	(346)	(433)	(330)	(480)	(427)	(290)	(410)	(391)	(190)
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)	(89)
OI S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)	(25)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)	(76)
Operating Generation	428	318	231	333	(154)	155	(279)	(231)	51	266	(175)	61	182	(238)	(454)	(34)
Intra-group Operations	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135	-	-	-	-	-	-
Financial Operations	49	61	32	63	65	51	67	44	20	44	55	55	47	38	7	38
Dividends and JCP	-	-	93	-	(63)	-	-	-	-	-	-	-	-	-	-	-
Final Balance - Financial Cash	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877	6,881

Court-supervised reorganization - OI February 15, 2018	30

5 Creditors Service

CREDITORS SERVICE

On 01/08/2018, the judgment was issued of pages 254,741/254,756 approving the Reorganisation Plan and granting the Reorganization of Oi Group.

Therefore, due judicial break (12/20/2017 to 01/20/2018), this Management has focused in the service to customers questionign the clauses of Reorganization Plan approved and the exercise of "Payment Option".

Moreover, AJ has analyzed the documents of bondholder’s creditors that had opt by the separation of the right in the petition, voice and vote, according to the call notice published in the Electronic Gazette on 10/02/2017, in order to adopt one of the payment options.

This Management is still holding weekly meetings with the Company in order to follow-up the creation of the Platform to choose the payment option and clarify any doubts on the fulfillment of the Reorganization Plan.

As previous reports, the AJ continues carrying out the separation of 6,985 procedural incidents, relating to oppositions and delayed qualifications. As a result of this work: (i) 3,002 incidents have already been sentenced due to the illiquidity of the credit or for credit is listed on behalf of the creditor on list of AJ of pages 198,488/198,843; (i i) AJ already filed 6,780 preliminary manifestations and 1,976 petitions on the merits of the request; and (iv) 3,085 have already had statements from Debtors.

The approved PRJ is available for consultation on the website of the legal reorganization (www.recuperacaojudicialoi.com.br), on the "Procedural Documents". The Creditors who want clarification about the Plan can contact AJ at email credoroi@wald.com.br or access www.recjud.com.brwebsite.

Court-supervised reorganization - OI February 15, 2018	31

6 Statements submitted by AJ

SUMMARY OF STATEMENTS OF AJ IN RECORDS

AJ lists hereunder the statements submitted in the records of the electronic process after the last monthly Activities Report with an indication of the respective pages.

Pages 255,279/255,316.	Monthly activities report as performed by the Debtors (for the month of November 2017).	1/22/2018
Pages

Statement on:

(i) Petitions by creditors Wilson Estevam Pereira and Rubens Lázaro do Amaral;

(Ii) acknowledgment of the judgment # 35 issued by ANATEL Board of Directors. and

(Iii) Petition of the bondholders Monarch Master Funding 2 and Gap Brazil

(Iv) Spc, requiring the separation of their claims.

2/6/2018

Court-supervised reorganization - OI February 15, 2018	32

268102ii

Avenida Franklin Roosevelt, nº 115, 4º andar CEP 20021-120 Rio de Janeiro, RJ - Brazil	Avenida Juscelino Kubtischek, nº 510, 8º andar CEP 04543-906 São Paulo, SP - Brasil

Rua James Joule, nº 92, 10º andar Brooklin Novo, CEP 04576-080 São Paulo, SP - Brasil